                                                                  EXHIBIT 11
                        COMPUTER SCIENCES CORPORATION

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (In thousands except per-share amounts)
                              Second Quarter Ended      Six Months Ended
                              --------------------    --------------------
                              Sept. 26,  Sept. 27,    Sept. 26,  Sept. 27,
                                1997       1996         1997       1996
                              ---------  ---------    ---------  ---------
Net income                     $58,553    $14,006     $111,141    $59,283
                              =========  =========    =========  =========
Shares:
 Weighted average shares
   outstanding                  77,450     75,748       77,121     75,511
 Common stock
   equivalents                   1,668      2,274        1,698      2,413
                              ---------  ---------    ---------  ---------
 Total for primary and
   fully diluted                79,118     78,022       78,819     77,924
                              =========  =========    =========  =========
Earnings Per Share:

   Primary and fully
      diluted*                 $  0.74    $  0.18      $  1.41    $  0.76
                              =========  =========    =========  =========

[FN]

* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.